EXHIBIT 5.1

KPMG LLP

Chartered Professional Accountants
PO Box 10426 777 Dunsmuir Street
Vancouver BC V7Y 1K3

Telephone (604) 691-3000
Fax (604) 691-3031
www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mogo Inc.

We consent to the use of our Report of Independent Registered Public Accounting Firm dated March 23, 2021 on the consolidated statement of financial position of the Company as of December 31, 2020 and 2019 and the consolidated statements of operations and comprehensive loss, changes in equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 2020 and the related notes, incorporated by reference herein and to the reference to our firm under the heading “Auditor, Transfer Agent and Registrar” in the prospectus.

/s/ KPMG LLP Chartered Professional Accountants April 15, 2021 Vancouver, Canada

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